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---------
| FORM 4 |
---------

                                                 -----------------------------
                                                 |     OMB APPROVAL           |
                                                 -----------------------------
                                                 |   OMB Number:  3235-0287   |
                                                 -----------------------------
                                                 | Expires:  January 31, 2005 |
                                                 -----------------------------
                                                 | Estimated average burden   |
                                                 | hours per response... 0.5  |
                                                 -----------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)


(Print or Type Responses)                      Filed pursuant to Section 16(a) of the Securities
                                               Exchange Act of 1934, Section 17(a) of the Public
                                               Utility Holding Company Act of 1935 or Section 30(h)
                                               of the Investment Company Act of 1940

---------------------------------------------- -------------------------------------------------------
1.  Name and Address of Reporting Person*      2.  Issuer Name AND Ticker or Trading Symbol

    CLARK, JR., HOWARD L.                          H POWER CORP.-- HPOW

---------------------------------------------- ------------------------------- -----------------------
           (Last) (First) (Middle)             3.  I.R.S. Identification       4.  Statement for
                                               Number of Reporting                 Month/Day/Year
                                               Person, if an entity
             404 ROUND HILL ROAD               (voluntary)                         10/16/02

---------------------------------------------- ------------------------------- -----------------------
                  (Street)                                                     5.  If Amendment,
                                                                                   Date of Original
                                                                                   (Month/Day/Year)
             GREENWICH, CT 06831
---------------------------------------------- ------------------------------- -----------------------
            (City) (State) (Zip)

-----------------------------------------------------------------------------------
6.  Relationship of Reporting Person(s) to Issuer
                 (Check all applicable)
 X  Director                     __ 10% Owner
---

___ Officer (give title below)   __ Other (specify below)

                 ---------------------------------

-----------------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---

    ___ Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------

---------------------------------------------- ------------------------------------------------------------------------------------
                                               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------- ------------------------------------------------------------------------------------
1. Title of Security                           2. Transaction   2A. Deemed      3. Transaction   4.  Securities Acquired (A)
   (Instr. 3)                                     Date              Execution      Code              or Disposed of (D)
                                                  (Month/Day/       Date, if       (Instr. 8)        (Instr. 3, 4 and 5)
                                                  Year)             any
                                                                    (Month/Day/
                                                                    Year)
---------------------------------------------- --------------- --------------- -------- ------- --------- ------------ -------
                                                                                Code       V     Amount    (A) or (D)   Price
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
--------------------------------------------------------------
      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED,
           DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------
5. Amount of       6.  Ownership    7. Nature
   Securities          Form:           of
   Beneficially        Direct (D)      Indirect
   Owned               or Indirect     Beneficial
   Following           (Instr. 4)      Ownership
   Reported                            (Instr. 4)
   Transaction(s)
   (Instr. 3 and 4)
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



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
--------------------------------------------------------------------------------------------
  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------------------
1. Title of    2. Conversion 3. Transaction 3A. Deemed     4. Transaction  5. Number of
   Derivative     or            Date            Execution     Code            Derivative
   Security       Exercise      (Month/Day/     Date, if      (Instr. 8)      Securities
   (Instr. 3)     Price of      Year)           any                           Acquired (A)
                  Derivative                    (Month/Day/                   or Disposed
                  Security                      Year)                         of (D)
                                                                              (Instr. 3, 4
                                                                              and 5)
-------------- ------------ ------------ ------------ ------- ------ -------- -------
                                                       Code     V      (A)     (D)
-------------- ------------ ------------ ------------ ------- ------ -------- -------
  OPTION TO    $16.00 PER     6/7/00                    A            80,000
  PURCHASE        SHARE
   COMMON
 STOCK, PAR
 VALUE $.001
  PER SHARE

-------------- ------------ ------------ ------------ ------- ------ -------- -------

-------------- ------------ ------------ ------------ ------- ------ -------- -------
  OPTION TO    $0.61 PER     10/16/02                   A             7,500
  PURCHASE       SHARE
   COMMON
 STOCK, PAR
 VALUE $.001
  PER SHARE

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
----------------------------------------------------------------------------------------------------------
  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------
6. Date Exercisable    7. Title and Amount  8. Price     9. Number of      10. Ownership   11. Nature
   and Expiration         of Underlying        of           Derivative         Form of         of
   Date                   Securities           Derivative   Securities         Derivative      Indirect
   (Month/Day/Year)       (Instr. 3 and 4)     Security     Beneficially       Securities      Beneficial
                                               (Instr. 5)   Owned              Beneficially    Ownership
                                                            Following          Owned at        (Instr. 4)
                                                            Reported           End of
                                                            Transaction(s)     Month)
                                                            (Instr. 4)         (Instr. 4)


--------------------- -------------------- ------------- --------------- -------------- -------------
                                 Amount
                                   or
                                 Number
  Date     Expiration              of
Exercisable  Date      Title     Shares
---------- ---------- --------- ---------- ------------- --------------- -------------- -------------
   (1)      6/7/10    COMMON     80,000                      80,000            D
                      STOCK,
                      $.001
                      PAR
                      VALUE
                      PER
                      SHARE
---------- ---------- --------- ---------- ------------- --------------- -------------- -------------

---------- ---------- --------- ---------- ------------- --------------- -------------- -------------
   (2)     10/16/12   COMMON      7,500                      7,500             D
                      STOCK,
                      $.001
                      PAR
                      VALUE
                      PER
                      SHARE
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Explanation of Responses:

(1) This Option will vest in three equal annual installments beginning on June 15, 2001.

(2) This Option will vest in three equal annual installments beginning on October 16, 2003.


     /s/ William L. Zang                            10/16/02
--------------------------------                -------------------
** Signature of Reporting Person                       Date
        Attorney-in-Fact

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

    **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.  If space is sufficient, see Instruction 6 for procedure

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                                POWER OF ATTORNEY


                  KNOW ALL MEN BY THESE PRESENTS:


                  The undersigned (the "Reporting Person") hereby constitutes and appoints William Zang and Thomas Michael, and either of them or his designee, as the undersigned's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution with respect to all matters arising in connection with the filing of statements of beneficial ownership, including, without limitation, Initial Statement of Beneficial Ownership on Form 3 ("Form 3"), Statement of Changes in Beneficial Ownership on Form 4 ("Form 4") and Annual Statement of Beneficial Ownership on Form ("Form 5"), of the securities of H Power Corp. (the "Company") with the Securities and Exchange Commission (the "Commission") and any exchange on which the securities of the Company are traded on behalf of the Reporting Person in the Reporting Person's capacity as director and/or officer of the Company with full power in the Reporting Person's name and on the Reporting Person's behalf, to do any and all the following:

1. To make, execute and file with the Commission statements on Forms 3, 4 or 5, or amendments to a statement on Forms 3, 4 or 5, with respect to the beneficial ownership by the Reporting Person of the securities of the Company; and

2. Otherwise to take all actions and to do all things necessary or proper, required, contemplated or deemed advisable by the attorney-in-fact, in his discretion, including the execution and delivery of all documents, and generally to act for and in the name of the Reporting Person with respect to the filing of statements on Forms 3, 4 or 5, or amendments to statements on Forms 3, 4 or 5, as fully as would the Reporting Person if then personally present and acting.


Dated: August 5, 2000

                                           /s/ Howard L. Clark, Jr.
                                           ----------------------------------
                                           Name: Howard L. Clark, Jr.
                                           Title: Director